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                                EXHIBIT  11 (a)

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES

          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*

                       (In thousands except share data)


                                                 Six months ended
                                                   February 28,
                                              ----------------------
                                                 1994        1993
                                              ----------   ---------
Net earnings                                      $9,995      $7,700

Weighted average number
   of shares outstanding                      14,791,329  10,720,709

Dilutive effect of stock option and
   purchase plans, after application
   of treasury stock method                      400,646     233,217


Shares used in calculating primary
   net earnings per share before                          10,953,926
   December 1993 four-for-three
   stock split


Adjustment for December 1993
   four-for-three stock split                              3,651,309


Shares used in calculating primary            15,191,975  14,605,235
   net earnings per share


Earnings per share before the
   December 1993 four-for-three stock split                    $0.70


Earnings per share after the
   December 1993 four-for-three stock split        $0.66       $0.53


*Fully diluted earnings per share are
   identical to primary earnings per share.





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